                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Numbers: 333-74872
                                                                  333-74872-01
                                                                  ------------

               TOYOTA MOTOR CREDIT CORPORATION ON BEHALF OF THE
                  TOYOTA AUTO RECEIVABLES 2002-B OWNER TRUST
------------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)

                      c/o Toyota Motor Credit Corporation
                           19001 S. Western Avenue
                         Torrance, California 90509
                               (310) 468-1310
------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        Asset Backed Notes, Class A-2, Class A-3 and Class A-4 Notes
------------------------------------------------------------------------------
            (Title each class of securities covered by this Form)

                                    None
------------------------------------------------------------------------------
        (Titles of all other classes of securities for which a duty to file reports under section 13(a)or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [ ]   Rule 12g-4(a)(2)(ii) [ ]   Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]   Rule 12h-3(b)(1)(i)  [ ]   Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(1)(ii) [ ]   Rule 15d-6           [X]


Approximate number of holders of record as of the certification or notice date: 66

Pursuant to the requirements of the Securities Exchange Act of 1934, Toyota Auto Receivables 2002-B Owner Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 20, 2003         By: TOYOTA AUTO RECEIVABLES 2002-B OWNER TRUST
                             By: TOYOTA MOTOR CREDIT CORPORATION, as Servicer

                             By:      /s/ George E. Borst
                                 --------------------------------
                                          George E. Borst
                                           President and
                                      Chief Executive Officer